Exhibit 16.1

December 16, 2010

U. S. Securities and Exchange Commission
100 F Street, N.E.
Mail Stop 7561
Washington, DC 20549-7561

Re:	Clean Diesel Technologies, Inc. SEC File No. 1-33710

Ladies and Gentlemen:

We have read Item 4-01(a) of the Form 8-K to be filed on or about December 17, 2010 of Clean Diesel Technologies, Inc. and are in agreement with the statements made therein as it relates to EisnerAmper LLP. We have no basis to agree or disagree with other statements on the registrant contained therein.

Very truly yours,

/s/ EisnerAmper LLP (formerly known as Eisner LLP)